Exhibit 99.1

GAP INC. REPORTS JUNE SALES

SAN FRANCISCO – July 11, 2013 – Gap Inc. (NYSE: GPS) today reported that June 2013 net sales increased 8 percent compared with last year.

Net sales for the five-week period ended July 6, 2013 were $1.53 billion compared with net sales of $1.41 billion for the five-week period ended June 30, 2012.

"We are pleased with our June sales results," said Glenn Murphy, chairman and chief executive officer of Gap Inc. "Old Navy's performance was particularly strong."

Due to the 53rd week in fiscal year 2012, June 2013 comparable sales are compared to the five-week period ended July 7, 2012. On this basis, Gap Inc.’s comparable sales for June 2013 were up 7 percent versus flat for June 2012.

Comparable sales by global brand for June 2013 were as follows:

•	Gap Global: positive 5 percent versus negative 3 percent last year

•	Banana Republic Global: negative 1 percent versus positive 4 percent last year

•	Old Navy Global: positive 13 percent versus positive 1 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on July 11, 2013 and available for replay until 1:00 p.m. Pacific Time on July 19, 2013.

July Sales
The company will report July sales on August 8, 2013.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
press@gap.com